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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (Date of earliest event reported)
                                   June 26, 2008


                           BLACKWATER MIDSTREAM CORP.
             (Exact name of Registrant as specified in its charter)

                                     NEVADA
                 (State or other jurisdiction of incorporation)


                                   333-103647
                            (Commission File Number)

                                   26-2590455
                      (IRS Employer Identification Number)


                                 4006 Highway 44
                           Garyville, Louisiana 70076
                    (Address of principal executive offices)


                                 (201) 290-8369
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act



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Item 1.01  Entry into a Material Definitive Agreement.

         (1) On June 26, 2008, the Company entered into a Membership Interest Purchase Agreement the ("Membership Interest Purchase Agreement") with Safeland Storage, L.L.C., a Louisiana limited liability company ("Safeland"), for the purchase of a seven percent (7%) interest in Safeland, represented by 70,000 Class A units for a purchase price of $1.5 million. Safeland is an unrelated party.

         (2)Contemporaneously, therewith, on June 26, 2008, the Company entered Into a Purchase and Sale Agreement (the "Purchase and Sale Agreement")for the Purchase of 435 acres of land in St. John the Baptist Parish, Louisiana, from Safeland, for a purchase price of $20,500,000.00. The Closing of the Purchase Agreement is to take place within 120 days from June 26, 2008.


Item 2.01   Completion of Acquisition or Disposition of Assets.

         (a) On June 26, 2008, the Company completed an acquisition of a seven Percent (7%) interest in Safeland Storage, L.L.C., a Louisiana limited liability company, represented by 70,000 Class A Units of limited liability Company membership interest.

         (b) On June 27, 2009, the Board of Directors of the Company determined to abandon the Company's mining claim in British Columbia, Canada. The decision to abandon the claim was based upon an independent geologist's report indicating that it is unlikely that the claim contains enough volume of mineralized materials to form an economic body of mineralization. The abandonment of this claim will not result in any further costs or obligations to the Company.



Item 8.01     Other Events

         With the acquisition from Safeland described in Items 1.01 and 2.01 above, the Company has changed its business plan to become an independent developer of fuel and chemical storage facilities. The first location is the 435 acres to be acquired from Safeland. Safeland has completed preliminary engineering and design and obtained state-regulated environmental permits for the facility.

         The Company intends to develop the facility in three phases totaling approximately 10 million barrels of capacity. Phase I is anticipated to be approximately 3.5 million barrels of storage with an expected completion date of Q1, 2010. Phase II is expected to add 3.4 million barrels coming on line in Q1, 2011, followed by phase III with 3.0 million barrels in Q1, 2012.

         The Company's site is located in the heart of South Louisiana's petroleum refining and chemical manufacturing corridor that has a refining capacity of approximately 2 million barrels per day. This represents approximately ten percent of the total U.S. refining capacity, including existing world-scale crude oil refineries such as Marathon Garyville (adjacent to the Company's property), Valero St. Charles and Shell Norco (the first two of which are undergoing major capacity expansions). The site is located within 15 miles of the U.S. Strategic Petroleum Reserves at St. James and the LOOP (Louisiana Offshore Oil Production). It is strategically located for connectivity to the Colonial and Plantation pipelines via the Bengal pipeline. The Colonial and Plantation pipelines serve the U.S. as major refined product arteries from the Gulf Coast to the Eastern Seaboard of the U.S., providing approximately 42% of the East Coast refined product demand.

         The site offers complete intermodal logistics capabilities including deep water access on the Mississippi River for ships and barges and access to major highways (U.S. Highway 61 to the north and the Mississippi River and East Jefferson highways to the south). Two railroads, Kansas City Southern and Canadian National, currently have infrastructure on the property, which is expected to enable the Company to attract rail-served storage positions.

Item 9.01   Financial Statements and Exhibits

None.



                                      # # #



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                           BLACKWATER MIDSTREAM CORP.
                               (Registrant)



                          By: /s/ Christopher A. Wilson
                                   ---------------------------------------
                                   Name: Christopher A. Wilson
                                   Title: Secretary



Date: June 30, 2008